Exhibit 10.17

AMENDMENT TO

DOMINION RESOURCES, INC.

NEW EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

(EFFECTIVE AS OF JANUARY 19, 2006)

DOMINION RESOURCES, INC. (the “Company”) maintains the Dominion Resources, Inc. New Executive Supplemental Retirement Plan. The Company, by written action of the Board of Directors of the Company (the “Board”) or its authorized delegate has the authority to amend the Plan at any time. The Company, by written action of the Board, has delegated its authority to amend the Plan to Dominion Resources Services, Inc. Accordingly, the Company hereby amends the Dominion Resources, Inc. New Executive Supplemental Retirement Plan, effective January 19, 2006, by adding Article XIV:

Article XIV

Restoration Match

14.1 The Restoration Match is a replacement for a portion of the Dominion Resources, Inc. Executives’ Deferred Compensation Plan that was frozen as of December 31, 2004. The Match Program under the frozen Deferred Compensation Plan provided a benefit restoration for certain executives who had base salary in excess of Internal Revenue Code limits that apply to the Savings Plan. Because the Deferred Compensation Plan was frozen, the Restoration Match is intended to provide the same benefit restoration but not to provide for the deferral of any compensation.

14.2 With respect to each Match Year, the Company will pay a Restoration Match (as defined in Section 14.3 below) to each eligible Match Participant.

14.3 The amount of the Restoration Match will be calculated under the following formula: Excess Compensation times Deferral Percentage times Match Percentage. The terms in the formula have the following meanings.

(a)	Excess Compensation is the amount of the Match Participant’s base salary for the Match Year in excess of the dollar limit for the Match Year under Code section 401(a)(17).

(b)	Deferral Percentage is the total of the Match Participant’s salary deferrals to the Savings Plan for the Match Year divided by the lesser of (i) the dollar limit for the Match Year under Code section 401(a)(17), or (ii) the Match Participant’s base salary for the Match Year reduced by deferrals under the Savings Plan. The Deferral Percentage may not exceed the maximum percentage of compensation on which the Match Participant would be eligible to receive a match by making a deferral under the Savings Plan for the Match Year.

(c)	Match Percentage is the percentage of company match made with respect to salary deferrals to the Savings Plan for the Match Year.

14.4 The Restoration Match will be paid in cash by the Company or its designee, less withholding for applicable income and employment taxes. Payment will be made with the regular payroll for January of the calendar year following the Match Year or, for a Match Participant who Terminated during the Match Year, at the same time as the regular payroll for January of the calendar year following the Match Year.

14.5 The following definitions apply for purposes of this Article XIV.

(a)	Disability means, with respect to a Match Participant, that the Match Participant is entitled to benefits under the long-term disability plan of the Company.

(b)	Match Participant means an individual who meets the following requirements:

i.	be an officer of Dominion Resources, Inc. or a subsidiary during the Match Year;

ii.	be employed on December 31 of the Match Year or have Terminated during the Match Year due to retirement or early retirement (as defined by the Savings Plan), death or Disability;

iii.	have made salary deferrals to the Savings Plan for the Match Year; and

iv.	have base salary for the Match Year in excess of the dollar limit for the Match Year under Code section 401(a)(17).

(c)	Match Year means a calendar year. The first Match Year is 2005.

(d)	Savings Plan means the Dominion Resources, Inc. Employee Savings Plan.

(e)	Terminate means the cessation of the Match Participant’s employment with the Company on account of death, Disability, severance or any other reason.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed this 19th day of January 2006.

DOMINION RESOURCES SERVICES, INC.

By:	/s/ Anne M. Grier
Anne M. Grier

Its:	Vice President, Human Resources